As filed with the Securities and Exchange Commission on July 21, 2000
Registration No. 333-________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
under
THE SECURITIES ACT OF 1933

Centura Software Corporation
(Exact name of Registrant as specified in its charter)

Delaware	94-2874178
(State of incorporation)	(I.R.S. Employer Identification No.)

975 Island Drive
Redwood Shores, California    94065
 (Address of principal executive offices)

1995 Stock Option Plan
1999 Raima Stock Option Plan
 (Full title of the Plans)

SCOTT R. BROOMFIELD
President And Chief Executive Officer
975 Island Drive
Redwood Shores, California    94065
(650) 596-3400
 (Name, address, including ZIP code, and telephone number, including area code, of agent for service)

Copy to:
RICHARD S. GREY, ESQ.
Orrick, Herrington & Sutcliffe LLP
Old Federal Reserve Bank Building
400 Sansome Street
San Francisco, CA 94111
 (Calculation of Registration Fee on following page)

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
1995 Stock Option Plan
Common Stock, $.01 par value	3,300,000 Shares	$3.73	$12,309,000.00	$3,249.58
1999 Raima Stock Option Plan
Common Stock, $.01 par value	1,800,000 Shares	$3.73	$6,714,000.00	$1,772.50
TOTAL	5,100,000 Shares	$3.73	$19,023,000.00	$5,022.08

_______________________

(1) This Registration Statement shall also cover any additional shares of Common Stock which become issuable under any of the Plans being registered pursuant to this Registration Statement by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant's outstanding shares of Common Stock.

(2) Estimated in accordance with Rule 457(h) under the Securities Act of 1933 (the "Securities Act") solely for the purpose of calculating the registration fee based upon the average high and low sale prices of the Common Stock as reported on the Nasdaq National Market on July 19, 2000.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the "Commission") are hereby incorporated by reference:

(a) The Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1999 filed pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which contains audited financial statements for the Registrant's latest fiscal year for which such statements have been filed.

(b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report referred to in (a) above.

(c) The description of the Registrant's Common Stock contained in the Registrant's Registration Statement on Form 8-A filed with the Commission under Section 12 of the Exchange Act on December 17, 1992, as amended by Amendment No. 1 to Form 8-A filed on January 29, 1993, and including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing such documents.

Item 4. Description of Securities. Not applicable.

Item 5. Interests of Named Experts and Counsel. Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware (the "Delaware Law") authorizes a Delaware corporation to indemnify officers, directors, employees and agents of the corporation, in connection with actual or threatened actions, suits or proceedings provided that such officer, director, employee or agent acted in good faith and in a manner such officer reasonably believed to be in or not opposed to the corporation's best interests, and, for criminal proceedings, had no reasonable cause to believe his or her conduct was unlawful. This authority is sufficiently broad to permit indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act.

The Registrant's Certificate of Incorporation reduces the liability of a director to the corporation or its stockholders for monetary damages for breaches of his or her fiduciary duty of care to the fullest extent permissible under the Delaware Law. The Bylaws of the Registrant further provide for indemnification of corporate agents to the maximum extent permitted by the Delaware Law. In addition, the Registrant has obtained directors' and officers' liability insurance covering, subject to certain exceptions, actions taken by the Registrant's directors and officer in their capacities as such.

Item 7. Exemption from Registration Claimed. Not applicable.

Item 8. Exhibits.

Exhibit Number
4.1	1999 Raima Stock Option Plan.
4.2	1995 Stock Option Plan, as amended, and Form of Option Agreement for use with Plan.
5.1	Opinion of Orrick, Herrington & Sutcliffe LLP.
23.1	Consent of Orrick, Herrington & Sutcliffe LLP (included in Exhibit 5.1).
23.2	Consent of Independent Accountants.
24.1	Power of Attorney (see page 6).

_______________

Item 9. Undertakings.

The undersigned Registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as the indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the question has already been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

[Signature Pages Follow]

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant, Centura Software Corporation, a corporation organized and existing under the laws of the State of Delaware, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Redwood Shores, State of California, on this July 21, 2000.

CENTURA SOFTWARE CORPORATION

By:	/s/ Scott R. Broomfield

Scott R. Broomfield
President and Chief Eexecutive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Scott Broomfield and Richard Lucien, jointly and severally, his or her attorneys-in-fact and agents, each with the power of substitution and resubstitution, for him or her and in his or her name, place or stead, in any and all capacities, to sign any amendments to this Registration Statement on Form S-8, and to file such amendments, together with exhibits and other documents in connection therewith, with the Securities and Exchange Commission, granting to each attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully as he or she might or could do in person, and ratifying and confirming all that the attorneys-in-fact and agents, or his or her substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.
Signature	Title	Date
/s/ Scott Broomfield Scott Broomfield	President, Chief Executive Officer and Chairman (Principal Executive Officer)	July 21, 2000

/s/ Richard Lucien Richard Lucien	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	July 21, 2000
/s/ Jack King Jack King	Director	July 21, 2000
/s/ Philip Koen Philip Koen	Director	July 21, 2000
/s/ Peter Micciche Peter Micciche	Director	July 21, 2000
/s/ Edward Borey, Jr. Edward Borey, Jr.	Director	July 21, 2000
/s/ Tom Clark Tom Clark	Director	July 21, 2000

INDEX TO EXHIBITS

Exhibit Number
4.1	1999 Raima Stock Option Plan.
4.2	1995 Stock Option Plan, as amended, and Form of Option Agreement for use with Plan.
5.1	Opinion of Orrick, Herrington & Sutcliffe LLP.
23.1	Consent of Orrick, Herrington & Sutcliffe LLP (included in Exhibit 5.1).
23.2	Consent of Independent Accountants.
24.1	Power of Attorney (see p. 6).